Exhibit 10.1
AMENDED AND RESTATED LOAN AGREEMENT
THIS AMENDED AND RESTATED LOAN AGREEMENT (the “2010 Agreement”) is made and entered into and is effective as of September 30, 2010 (the “Effective Date”), for the purpose of amending, restating and superseding the original Loan Agreement dated June 12, 2009 (the “2009 Agreement”), by and between ALC THREE, LLC, a Wisconsin limited liability company (the “Borrower”), Borrower’s parent company, ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the “Guarantor”) and TCF NATIONAL BANK, a national banking association (the “Bank”).
WHEREAS, the Bank made a loan to the Borrower in the amount of Fourteen Million and 00/100 Dollars ($14,000,000.00) pursuant to the 2009 Agreement (the “2009 Loan”), which was evidenced by a promissory note from the Borrower to the Bank in the same amount, dated June 12, 2009 (the “2009 Note”) and secured by certain collateral documents also dated June 12, 2009 (collectively the “2009 Collateral Documents”), consisting of a general business security agreement from the Borrower to the Bank (the “2009 Security Agreement”) and recorded assignments of rents and leases from the Borrower to the Bank (the “2009 Rent Assignments”) as well as recorded mortgages from the Borrower to the Bank (the “2009 Mortgages”), which each encumber three separate assisted living facilities consisting of land, buildings and related improvements, which are owned by the Borrower and leased to and operated by the Guarantor, located at: (a) 1024 East 12th Street, Carroll, Iowa 51401 (“Swan House”); (b) 1400 and 1406 East 19th Street, Atlantic, Iowa 50022 (“Allen House”); and (c) 4010 Ironwood Drive, South Bend, Indiana 46614 (“Inwood Hills Estates”); all as legally described in the 2009 Mortgages, which are incorporated herein by reference (referred to individually by name or as a “2009 Facility” and collectively the “2009 Facilities”);
WHEREAS, the Guarantor is transferring legal title to three additional separate assisted living facilities to the Borrower, located at: (a) 167 Walter Scholer Drive, Lafayette, Indiana (the “Digby House”); (b) 2801 County Highway I, Chippewa Falls, Wisconsin (the “Wissota Springs House”); and (c) 725 W. 50th Street, Marion, Indiana (the “York House”), all as legally described on Exhibit A, which is attached hereto and incorporated herein by reference (referred to individually by name or as a “2010 Facility” and collectively the “2010 Facilities”) (the 2009 Facilities and the 2010 Facilities are hereinafter referred to collectively as the “Facilities” and each individually as a “Facility”);
WHEREAS, the Borrower will enter into written leases with the Guarantor (or any wholly-owned subsidiary of the Guarantor) for the lease of all three 2010 Facilities (each a “2010 Facility Lease” and collectively the “2010 Facilities Leases”) and the Guarantor currently operates assisted living businesses at each 2010 Facility;
WHEREAS, the Borrower has requested and the Bank has agreed to provide financing to the Borrower for the Borrower’s acquisition of the 2010 Facilities, on the terms and conditions set forth in this 2010 Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Guarantor and the Bank hereby agree to amend, restate and supersede the 2009 Agreement as follows:
ARTICLE I
TERM LOANS
The Bank has or shall make the following loans to the Borrower (the “Loans”) and the Borrower has or shall deliver the following promissory notes to the Bank (the “Notes”), subject to the following terms and conditions:
1.1 2009 Loan and 2009 Note. The parties acknowledge and agree that: (a) the Bank made the 2009 Loan to the Borrower, in the amount of Fourteen Million and 00/100 Dollars ($14,000,000.00), on June 12, 2009; (b) the 2009 Loan is evidenced by the 2009 Note payable to the Bank; (c) the current principal balance of the 2009 Note as of the Effective Date is Thirteen Million Five Hundred Sixty Thousand Eight Hundred Twenty and 23/100 Dollars ($13,560,820.23); (d) a new note in the amount of Thirteen Million Five Hundred Sixty Thousand Eight Hundred Twenty and 23/100 Dollars ($13,560,820.23), in the form which is attached hereto and incorporated herein by reference as Exhibit B (the “Replacement 2009 Note”), shall be executed by the Borrower and delivered to the Bank on the Effective Date; and (e) the Replacement 2009 Note shall replace and supersede the 2009 Note, but shall not constitute a novation thereof. As the 2009 Note did, the Replacement 2009 Note shall continue to provide for a fixed rate of interest of six and one-half percent (6.5%) per annum and equal monthly payments amortized over twenty (20) years from the original date of the 2009 Note, in the amount of One Hundred Five Thousand One Hundred Seventy-five and 58/100 Dollars ($105,175.58) each, continuing on the 12th day of each month, including October 12, 2010 and each month thereafter until September 12, 2015. However, the maturity date of the Replacement 2009 Note shall be extended until September 30, 2015, at which time the entire remaining principal balance of the Replacement 2009 Note and all accrued interest shall be due and payable in full.
1.2 2010 Loan and 2010 Note. Provided that no Event of Default then exists and subject to the satisfaction of the conditions precedent set forth in Article III, below, on the Effective Date, the Bank hereby agrees to lend to the Borrower Twelve Million Two Hundred Fifty Thousand and 00/100 Dollars ($12,250,000.00) (the “2010 Loan”), which 2010 Loan shall be evidenced by a promissory note payable to the Bank, in the form attached hereto and incorporated herein by reference as Exhibit C (the “2010 Note”). Interest on the outstanding balance of the 2010 Note shall accrue at a fixed rate of six and one-half percent (6.5%) per annum. The Borrower shall make equal monthly payments of principal and interest on the 2010 Note, amortized over a period of fifteen (15) years, in the amount of One Hundred Seven Thousand Five Hundred Eighty-three and 42/100 Dollars ($107,583.42) each, beginning on November 12, 2010 and continuing on the 12th day of each month thereafter until September 12, 2015, with the entire remaining principal balance of the 2010 Note and all accrued interest due and payable in full on September 30, 2015.

1.3 Prepayment. The Borrower may make partial prepayments on either or both Notes in an amount equal to not more than ten percent (10%) of the remaining principal balance of the applicable Note once each year on or before the anniversary date of the applicable Note, without a prepayment fee or penalty. If the Borrower prepays any greater amount due under either or both Notes (voluntarily or as a result of any acceleration following any Event of Default, as defined in Section 7.1, below), the Borrower shall pay to the Bank a prepayment fee equal to: (a) three percent (3.0%) of the prepayment amount, if the prepayment occurs on or before the second anniversary date of the applicable Note; (b) two percent (2.0%) of the prepayment amount, if the prepayment occurs after the second anniversary date, but on or before the fourth anniversary date of the applicable Note; or (c) one percent (1.0%) of the prepayment amount, if the prepayment occurs after the fourth anniversary date, but before the maturity date of the applicable Note.
1.4 Monthly Statements. The Bank shall send the Borrower monthly statements setting forth the next due date and full amount (including all interest, principal, late charges, prepayment penalties, or other amounts lawfully due to the Bank) of each payment due to the Bank on each Note.
1.5 Non-business Days. Whenever any payment to be made hereunder or under either Note shall be stated to be due on a Saturday, Sunday, or a public holiday under the laws of the State of Wisconsin, such payment may be made on the next succeeding business day, and such extension of time shall be included in the computation of interest under the applicable Note.
1.6 Authorizations; Set Off. The Bank is authorized to charge any account of the Borrower at the Bank for the amount of any and all payments due under this 2010 Agreement, on the Notes, or with respect to any other indebtedness of the Borrower to the Bank. If any Event of Default (as defined in Article VII, below) occurs hereunder or with respect to any other indebtedness of the Borrower to the Bank or any attachment of any balance of the Borrower occurs or is contemplated, any indebtedness from the Bank to the Borrower may be offset and applied toward the payment of the Notes or other indebtedness to the Bank, whether or not the Notes or such other indebtedness, or any part thereof, shall then be due. Promptly upon its charging the account of the Borrower pursuant to this Section 1.6, the Bank shall give written notice thereof.
1.7 Default Rate. While any Event of Default (as defined in Article VII, below) exists, the Borrower agrees to pay interest on the unpaid balance of both Notes at a per annum rate which is equal to the interest rate publicly announced by the Bank from time to time as its base rate for interest rate determinations in Milwaukee, Wisconsin (the “Reference Rate”), in effect from time to time, plus six hundred (600) basis points or six percent (6.0%), but not less than nine and one-half percent (9.5%) per annum (the “Default Rate”). The Default Rate shall change on each day on which the Reference Rate changes.

1.8 Interest Computation. Interest shall be computed on the basis of actual days elapsed and a year of three hundred sixty days (360). In no event shall the interest rate charged hereunder exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event such a court determines that Bank has received interest hereunder in excess of such highest rate, Bank shall promptly refund such excess to the Borrower without any other penalty or damages of any kind.
1.9 Commitment Fee. The Borrower shall pay to the Bank a one-time commitment fee equal to Sixty-one Thousand Two Hundred Fifty and 00/100 Dollars ($61,250.00) for the 2010 Loan upon execution of this 2010 Agreement. If the 2010 Loan does not close for any reason, the commitment fee shall be applied against any costs incurred by the Bank in connection with the 2010 Loan and any remaining balance shall be refundable to the Borrower.
ARTICLE II
COLLATERAL
The 2009 Collateral Documents, including but not limited to the 2009 Security Agreement, shall continue to secure the Borrower’s obligations pursuant to the Replacement 2009 Note and shall also secure the Borrower’s obligations pursuant to this 2010 Agreement and the 2010 Note and any other obligations of the Borrower to the Bank, and guarantee the priority of their payment. In addition, the Bank shall have received the following documents from the Borrower (which shall secure the Borrower’s obligations pursuant to this 2010 Agreement, the Replacement 2009 Note and the 2010 Note and any other obligations of the Borrower to the Bank, and guarantee the priority of their payment) prior to disbursing any funds to the Borrower pursuant to the 2010 Loan (the “2010 Collateral Documents”):
2.1 Mortgages. The Borrower shall deliver to the Bank a duly executed recordable mortgage for the Wissota Springs House Facility, in the form attached hereto as Exhibit D and incorporated herein by reference (the “Wissota Springs House Mortgage”), and duly executed recordable mortgages for the Digby House Facility and the York House Facility, in the form attached hereto as Exhibit E and incorporated herein by reference (the “Digby House and York House Mortgages”), granting to the Bank a first priority mortgage interest in each 2010 Facility (collectively the “2010 Mortgages”).
2.2 2009 Mortgage Amendments. The Borrower shall deliver to the Bank a duly executed recordable mortgage amendment for the Inwood Hills Estates Facility, in the form attached hereto as Exhibit F and incorporated herein by reference (the “Inwood Mortgage Amendment”), and duly executed recordable mortgage amendments for the Swan House Facility and the Allen House Facility, in the form attached hereto as Exhibit G and incorporated herein by reference (the “Swan House and Allen House Mortgage Amendments”), which shall amend the prior grant to the Bank of a first priority mortgage interest in each 2009 Facility in order to secure both Notes.

2.3 Rent Assignments. The Borrower shall deliver to the Bank duly executed recordable assignments of rents and leases, in the form attached hereto as Exhibit H and incorporated herein by reference, which assign and transfer to the Bank all of the Borrower’s right, title and interest in and to the 2010 Facilities Leases and any other leases now existing or entered into in the future with respect to each 2010 Facility (the “2010 Rent Assignments”).
2.4 2009 Rent Assignment Amendments. The Borrower shall deliver to the Bank duly executed recordable amendments to the 2009 Rent Assignments, in the form attached hereto as Exhibit I and incorporated herein by reference, which shall amend the 2009 Rent Assignments in order to secure both Notes (the “2010 Rent Assignment Amendments”).
2.5 Guaranty. The Guarantor shall deliver to the Bank a duly executed amended and restated unlimited guaranty, in the form attached hereto as Exhibit J and incorporated herein by reference, by which the Guarantor shall guaranty the payment of both Notes, as well as the performance of all obligations of the Borrower pursuant to this 2010 Agreement and any documents called for herein (the “2010 Guaranty”). The 2010 Guaranty shall amend, restate and supersede the original Guaranty, which was executed and delivered by the Guarantor to the Bank pursuant to the 2009 Agreement.
2.6 Environmental Indemnity Agreement. The Borrower and the Guarantor shall deliver to the Bank a duly executed amended and restated environmental indemnity agreement, in the form attached hereto as Exhibit K and incorporated herein by reference, whereby the Borrower and the Guarantor shall jointly and severally indemnify the Bank from any and all liability with respect to environmental issues relating to each 2009 Facility and each 2010 Facility (the “2010 Environmental Indemnity Agreement”). The 2010 Environmental Indemnity Agreement shall amend, restate and supersede the original Environmental Indemnity Agreement, which was executed and delivered by the Borrower and the Guarantor to the Bank pursuant to the 2009 Agreement.
2.7 Real Estate Tax Escrow. The Borrower shall make monthly escrow payments to the Bank on the same date that monthly principal and interest payments are made on the Notes, in an amount equal to one-twelfth (1/12th) of the annual real estate property taxes for each of the 2009 Facilities and each of the 2010 Facilities, as reasonably estimated by the Bank to be sufficient to pay such taxes prior to their due dates. The Bank shall hold the escrow payments in a commingled non-interest bearing account for the benefit of the Borrower.
2.8 Other Documents. The Borrower shall deliver such additional collateral documents as shall be reasonably requested by the Bank or the Bank’s counsel.
2.9 Return of Certain Documents. Upon execution by the Borrower and the Guarantor, as applicable, and delivery to the Bank of the original Replacement 2009 Note, 2010 Guaranty and 2010 Environmental Indemnity Agreement, the original 2009 Note, Guaranty and Environmental Indemnity Agreement, each dated June 12, 2009, shall be marked cancelled and returned to the Borrower and Guarantor, as applicable, by the Bank.

ARTICLE III
CONDITIONS OF BORROWING
Without limiting any of the terms of this 2010 Agreement, the Bank shall not be required to make any loan or advance to the Borrower hereunder unless the requirements and conditions set forth herein shall have been met to the reasonable satisfaction of the Bank:
3.1 Ownership, Title Insurance and Modification Endorsements. The Borrower has fee simple title to each 2010 Facility and has provided to the Bank and has paid the applicable premiums for commitments of mortgagee’s title insurance covering each 2010 Facility (“the “Title Commitments”), written by First American Title Insurance Company (the “Title Company”), on the current 2006 ALTA form, in amounts assigned to each 2010 Facility and approved by the Bank, which collectively total the amount of the 2010 Loan, insuring to the Bank that the 2010 Mortgages and the 2010 Rent Assignments create first liens on the marketable fee simple title of each 2010 Facility, subject only to Permitted Liens (as defined in Section 5.8, below). The Title Commitments and the policies subsequently issued (the “Title Policies”) shall each contain: (i) a Comprehensive (ALTA Form 9) Endorsement, (ii) an Access Endorsement, (iii) a Contiguity Endorsement, (iv) a Location Endorsement, (v) a Utilities/Facilities Endorsement, (vi) a Tax Parcel Endorsement, (vii) a GAP Coverage Endorsement, and (viii) an Environmental Protection Endorsement (Form 8.1). In addition, the Borrower shall cause the Title Company to issue a Modification Endorsement for each of the existing title policies covering each of the 2009 Facilities, in order to confirm that the Inwood Mortgage Amendment and the Swan House and Allen House Mortgage Amendments, together with the 2009 Mortgages, as well as the 2009 Rent Assignments and the 2010 Rent Assignment Amendments, constitute first liens on the marketable fee simple title of each 2009 Facility, subject only to Permitted Liens.
3.2. Surveys. The Borrower has delivered to the Bank current surveys of each 2010 Facility, certified by a registered surveyor reasonably acceptable to Bank, in a form showing: (i) the perimeters of each 2010 Facility and the bearing and dimensions of such perimeters; (ii) the location of all improvements on each 2010 Facility; (iii) the distance of the improvements from the perimeters of each 2010 Facility; (iv) the location of all easements and other matters of record affecting each 2010 Facility; and (v) the location of all adjacent streets and of all adjacent property with access to each 2010 Facility. Alternatively the Borrower has delivered to the Bank such other documentation as may be reasonably necessary to cause the Title Company to remove the standard survey exceptions from its Title Commitments and Title Policies for each 2010 Facility, as reasonably acceptable to the Title Company.
3.3 Flood Plain Certificates. The Borrower has provided a flood plain certification reasonably satisfactory to Bank indicating that each 2010 Facility is not located in a floodplain.
3.4 Environmental Reports. The Borrower has provided to the Bank a current phase I environmental site assessment report for each 2010 Facility that is reasonably satisfactory to the Bank in all respects.

3.5 Appraisals. The Borrower has provided or the Bank has obtained acceptable appraisals of each 2010 Facility on a fee simple title basis, confirming that the combined fair market value of all 2010 Facilities is not less than Fifteen Million Two Hundred Eighty Thousand and 00/100 Dollars ($15,280,000.00).
3.6 Utilities/Zoning. The Borrower has provided to the Bank satisfactory evidence that each 2010 Facility has all necessary utility connections, street access and other appropriate amenities and is properly zoned to permit the existing operations therein.
3.7 Permits/Approvals. The Borrower has provided to the Bank satisfactory evidence that the Borrower and the Guarantor have all necessary governmental and private third party easements, licenses, permits, approvals and agreements to permit the use of each 2010 Facility for the operations therein.
3.8 Leases. The Borrower has provided to the Bank a fully executed copy of each 2010 Facility Lease, together with an estoppel, subordination, attornment and non-disturbance agreement for each, in the form attached hereto as Exhibit L and incorporated herein by reference (the “SNDA’s”), from the Guarantor (or a wholly-owned subsidiary of the Guarantor), as tenant.
3.9 2010 Note and 2010 Collateral Documents. The 2010 Note and the 2010 Collateral Documents have been duly and validly executed and delivered to the Bank by the Borrower, in recordable form where appropriate.
3.10 Insurance. The Borrower has provided to the Bank satisfactory evidence that the Borrower has obtained all insurance policies and endorsements required by the 2010 Agreement or any other applicable document, accompanied by evidence of payment of the premiums therefor has been delivered to the Bank by the Borrower (this shall include flood insurance if the certificate to be obtained under Section 3.3, above reveals the need therefor).
3.11 Inspection of 2010 Facilities. The Bank’s representative or agent has physically inspected each 2010 Facility, which are each reasonably satisfactory to the Bank in all respects.
3.12 Closing Costs. The Borrower has paid to Bank at closing all closing costs and expenses related to this 2010 Agreement, including but not limited to, appraisal fees, lien status search fees, title insurance fees, survey fees, credit report fees, environmental and other inspection fees, and the Bank’s reasonable legal fees. The Bank hereby acknowledges receipt of the Borrower’s deposit in the amount of Seventy Thousand and 00/100 Dollars ($70,000.00) as a pre-payment of the closing costs.

3.13 No Default or Material Adverse Change. No Event of Default under this 2010 Agreement, the Notes, any 2009 or 2010 Collateral Document and any SNDA (collectively the “Loan Documents”) has occurred and is continuing and no material adverse change to the business of the Borrower or the Guarantor or to any of the 2009 Facilities or the 2010 Facilities shall have occurred. In addition, no event known to the Borrower or the Guarantor has occurred which, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder or a material adverse change to the business of the Borrower or the Guarantor or to any of the 2009 Facilities or the 2010 Facilities.
3.14 Organizational Documents. The Bank shall have received the Borrower’s and the Guarantor’s organizational documents and resolutions authorizing the issuance, execution, delivery and performance of all documents related to the 2010 Loan.
3.15 Legal Opinion. The Borrower has provided, in form and content reasonably satisfactory to the Bank, an opinion of counsel for the Borrower and the Guarantor pertaining to the Replacement 2009 Note, the 2010 Loan, the 2010 Collateral Documents and the 2010 Facilities in substantially the same form as the legal opinion which was provided for the 2009 Agreement.
3.16 Other Documents. The Borrower has provided such other documentation as Bank or its counsel may reasonably deem necessary or appropriate to evidence the intent or effectuate the purpose of this 2010 Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
In order to induce the Bank to make the Loans as herein provided, the Borrower and the Guarantor each represent and warrant to the Bank as follows:
4.1 Organization. The Borrower is a limited liability company duly organized and existing in current and active status under the laws of Wisconsin. The Guarantor is a corporation duly organized and existing in current and active status under the laws of Nevada. Each is authorized to do business and own property in Iowa, Indiana and Wisconsin, and each has all requisite power and authority, corporate, limited liability company or otherwise, to conduct its respective business and to own its respective property, wherever conducted or located.
4.2 Ownership and Authority. The execution, delivery and performance of this 2010 Agreement, the Notes, and the applicable Loan Documents are within the limited liability company or corporate powers of the Borrower and the Guarantor, have been duly authorized by all necessary action of the Borrower and the Guarantor and do not and will not: (a) require any further consent or approval of the members, shareholders, managers, directors or officers of the Borrower or the Guarantor; (b) violate any provision of the articles of organization and operating agreement or the articles of incorporation and by-laws of the Borrower and the Guarantor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or the Guarantor; (c) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (d) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Borrower or the Guarantor pursuant to any indenture or other material agreement or instrument under which the Borrower or the Guarantor is a party, or by which the Borrower or the Guarantor or any of their properties may be bound or affected. This 2010 Agreement, the Notes and the applicable Loan Documents will, when executed and delivered, constitute legal, valid and binding obligations of the Borrower and the Guarantor, as applicable, enforceable against each in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally.
4.3 Financial Statements. The Borrower’s and the Guarantor’s financial statements, information and other data previously furnished or to be furnished to the Bank in connection with the transactions contemplated by this 2010 Agreement and the related documents, are and will remain, in all material respects, accurate and correct, and the financial statements have or will have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied. No material adverse change in the financial condition of the Borrower or the Guarantor has or will have occurred since the date of such financial statements.
4.4 Liens. The Borrower owns each 2009 Facility and on the Effective Date shall own each 2010 Facility in fee simple, free and clear of all liens and encumbrances and the Borrower has good and marketable title to all of its other real and personal property and to all of its assets, free and clear of all liens, security interests and encumbrances of any kind, except Permitted Liens (as defined in Section 5.8, below).
4.5 Contingent Liabilities. Except as expressly disclosed in their respective financial statements previously submitted to the Bank or as contemplated by this 2010 Agreement, the Borrower and the Guarantor have no guarantees or other contingent liabilities outstanding, including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss that would be required to be disclosed under GAAP, but which have not been so disclosed. In addition, no such liabilities exist as of the date of this 2010 Agreement.
4.6 Taxes. Except as expressly disclosed in their respective financial statements previously submitted to the Bank, the Borrower and the Guarantor, have no material outstanding unpaid tax liability (except for taxes which are currently accruing from current operations and ownership of property, which are not delinquent), and no material tax deficiencies have been proposed or assessed against the Borrower or the Guarantor that would be required to be disclosed under GAAP, but which have not been so disclosed. In addition, no such liabilities or deficiencies exist as of the date of this 2010 Agreement. To the best of Borrower’s and the Guarantor’s knowledge, the Borrower and the Guarantor have each filed when due, if any, all federal and state income and other tax returns (or proper extensions for such returns) which are required to be filed and have paid all taxes shown on said returns. To the best of Borrower’s and the Guarantor’s knowledge, neither the Borrower nor the Guarantor, has any material liabilities, which may be asserted against either of them by any taxing authority.

4.7 Absence of Adverse Conditions or Litigation. Neither the Borrower nor the Guarantor has any notice or knowledge of any existing contract, claim, condition or circumstances involving the Borrower or the Guarantor, or their respective property or business, and neither the Borrower nor the Guarantor is a party to any litigation or administrative proceeding, nor so far as is known to the Borrower is any litigation or administrative proceeding threatened against the Borrower or the Guarantor, which: (a) relates to the execution, delivery or performance of this 2010 Agreement, the Notes, the Collateral Documents or any other Loan Document required hereunder; (b) would, if adversely determined, cause any material adverse change in any of the 2009 Facilities or the 2010 Facilities, financial condition or the conduct of business of the Borrower and the Guarantor; or (c) asserts or alleges that the Borrower or the Guarantor violated any order, decree, ordinance, law, statute, or regulation of any local, state or federal governmental authority, including but not limited to environmental laws, relating to the 2009 Facilities or the 2010 Facilities, except to the extent such violation would not be expected to have a material adverse effect on the operations of the 2009 Facilities or the 2010 Facilities.
4.8 Absence of Default. No event has occurred and is continuing which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Borrower or the Guarantor the right to accelerate the maturity of any indebtedness of the Borrower or the Guarantor for borrowed money, which would materially adversely affect the ability of Borrower and the Guarantor, to perform their obligations hereunder. The Guarantor (or any wholly-owned subsidiary of the Guarantor), as tenant, is not in default under its rental or other monetary obligations or its insurance obligations under the 2009 Facilities Leases or the 2010 Facilities Leases. To the best of Borrower’s and Guarantor’s knowledge, neither the Borrower, as landlord, nor the Guarantor (or any wholly-owned subsidiary of the Guarantor), as tenant, is in default under or in violation of the non-monetary obligations of the 2009 Facilities Leases or the 2010 Facilities Leases. To the best of Borrower’s and Guarantor’s knowledge, neither the Borrower, as landlord, nor the Guarantor (or any wholly-owned subsidiary of the Guarantor), as tenant, is in default under or in violation of any recorded private covenants, conditions and restrictions, any zoning ordinance or other law and regulation applicable to any Facility or any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which would materially adversely affect its property, financial condition or business operations. No Event of Default or event which with the lapse of time, the giving of notice, or both, would constitute such an Event of Default shall have occurred or be continuing under this 2010 Agreement or any document executed in connection with this 2010 Agreement.
4.9 No Burdensome Agreements. Neither the Borrower nor the Guarantor is a party to any agreement, instrument or undertaking, or subject to any other restriction: (a) which materially adversely affects the ability of Borrower and the Guarantor to perform their respective obligations under this 2010 Agreement and the Guaranty; or (b) under or pursuant to which the Borrower or the Guarantor is or will be required to place (or under which any other person may place) a lien upon any Facility or upon any of the other personal property which secures the Loan hereunder other than Permitted Liens.

4.10 Patriot Act. The Borrower and the Guarantor each acknowledge that the Bank has notified the Borrower and the Guarantor that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and such other information that will allow the Bank to identify the Borrower and the Guarantor in accordance with the Act. The Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any affiliated entity is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each affiliated entity to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
4.11 Full Disclosure. Subject to the following sentence, no written information, exhibit or report furnished by the Borrower or the Guarantor to the Bank in connection with the negotiation or execution of this 2010 Agreement contains any material misstatement of fact as of the date when made or omitted to state a material fact or any material fact necessary to make the statements contained therein not misleading as of the date when made. Certificates or statements furnished by or on behalf of the Borrower or the Guarantor to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower or the Guarantor, as applicable, and neither the Borrower nor the Guarantor have any reason to believe that such projections or forecasts are not reasonable.
ARTICLE V
NEGATIVE COVENANTS
Unless otherwise stated, while any part of the principal of or interest on either or both Notes remains unpaid, the Borrower (and the Guarantor, only as to those specific items noted below) agrees that it shall not do any of the following without the prior written consent of the Bank:
5.1 EBITDA and Rent. The Guarantor fails to maintain and report to the Bank, on a calendar year basis, EBITDA for its (or its wholly-owned subsidiary’s) operations of the 2009 Facilities and the 2010 Facilities, plus rental payments made to the Borrower under the 2009 Facilities Leases and the 2010 Facilities Leases, of not less than: (a) One Million Four Hundred Fifty-four Thousand and 00/100 Dollars ($1,454,000.00) for the 2009 Facilities; and (b) One Million Five Hundred Forty-nine Thousand and 00/100 Dollars ($1,549,000.00) for the 2010 Facilities. For purposes of this 2010 Agreement, “EBITDA” is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, and non-cash non-recurring gains and losses, including disposal of assets and impairment of long lived assets.

5.2 Borrower’s Net Rental Income. The Borrower fails to maintain and report to the Bank, on a calendar year basis, net rental income generated from the 2009 Facilities Leases and the 2010 Facilities Leases of not less than: (a) One Million Five Hundred Fourteen Thousand Five Hundred Twenty Eight and 40/100 Dollars ($1,514,528.40) for the 2009 Facilities; and (b) One Million Five Hundred Forty-nine Thousand and 00/100 Dollars ($1,549,000.00) for the 2010 Facilities. Notwithstanding the preceding requirement, to the extent that the Borrower has excess EBITDA available after payment of all required annual principal and interest payments to the Bank pursuant to the Notes and after payment of all other obligations or liabilities of the Borrower, such excess EBITDA may be distributed by the Borrower to the Guarantor, as the Borrower’s sole member.
5.3 Guarantor’s Consolidated Leverage and Fixed Charge Coverage Ratios.
(a) Consolidated Leverage Ratio. The Guarantor fails to maintain and report to the Bank, on a calendar year basis, a maximum “Consolidated Leverage Ratio” (as defined in the Credit Agreement between the Guarantor, General Electric Capital Corporation (“GE Capital”) and certain other parties, dated November 10, 2006, as amended by the First Amendment entered into as of August 22, 2008 (the “GE Capital Agreement”)) of five to one (5.0 to 1.0) for the Guarantor’s consolidated operations.
(b) Consolidated Fixed Charge Coverage Ratio. The Guarantor fails to maintain and report to the Bank, on a calendar year basis, a minimum “Consolidated Fixed Charge Coverage Ratio” (as defined in the GE Capital Agreement) of one and four-tenths to one (1.4 to 1.0) for the Guarantor’s consolidated operations.
(c) FASB Rule Changes. The Guarantor, the Borrower and the Bank acknowledge that the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) are contemplating changing the accounting treatment of operating leases. In the event such a change is adopted, the Guarantor, the Borrower and the Bank agree that: (i) such changes alone will not cause the Borrower or the Guarantor to be in breach of Sections 5.3 (a) or 5.3 (b); (ii) the Bank shall be deemed to have provided its prior written consent to the Guarantor’s use of the prior accounting treatment of operating leases for purposes of compliance with Sections 5.3 (a) and 5.3 (b); and (iii) the Guarantor, the Borrower and the Bank will cooperate in amending this 2010 Agreement to make appropriate changes to the definitions and ratios in Sections 5.3 (a) and 5.3 (b).
5.4 Facilities Leases. The Borrower and the Guarantor (or any wholly-owned subsidiary of the Guarantor, as tenant of any Facility) fail to maintain valid, enforceable, triple net leases during the entire term of this 2010 Agreement with each other, upon substantially the same terms as the 2009 Facilities Leases and the 2010 Facilities Leases existing on the date of the 2010 Loan.
5.5 Licenses and Permits. The Borrower and the Guarantor fail to maintain all necessary governmental and private third party easements, licenses, permits, approvals and agreements to permit the continued use of each Facility for the existing operations therein.

5.6 Salaries and Bonuses. The Borrower pays any salary or bonuses to members, officers or employees of the Borrower, which are unreasonable in comparison to those paid by businesses similar in size and nature.
5.7 Restriction on Borrower Indebtedness. The Borrower creates, incurs, assumes or has outstanding any indebtedness, except: (a) the Replacement 2009 Note and the 2010 Note; (b) inter-company indebtedness incurred in the ordinary course of business; and (c) indebtedness to contractors, suppliers and other trade creditors incurred in the ordinary course of business or for wages or other compensation due to employees and agents of the Borrower for services actually performed and not otherwise prohibited hereby.
5.8 Restriction on Liens. The Borrower and the Guarantor create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest on the 2009 Facilities or the 2010 Facilities or any personal property used exclusively in connection with the 2009 Facilities or the 2010 Facilities, except “Permitted Liens” defined as follows:
(a) liens for taxes, assessments or governmental charges, and liens incident to construction and purchase money liens arising out of the acquisition of equipment or fixed assets, all of which are either not delinquent or are being contested in good faith by the Borrower by appropriate proceedings which will prevent foreclosure of such liens, and, with respect to taxes, assessments, government charges and construction liens against which adequate reserves have been provided; and easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the property by the Borrower;
(b) liens or deposits in connection with worker’s compensation or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as a condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;
(c) recorded easements and restrictions disclosed on the Title Commitments, which the Bank, in its sole discretion, accepts at closing;
(d) rights of the Guarantor, as tenant of the 2009 Facilities and the 2010 Facilities, and rights of all occupants and residents of the 2009 Facilities and the 2010 Facilities; and

(e) liens or security interests in favor of the Bank.
5.9 Acquisitions and Investments. The Borrower shall not: (i) acquire any other real property or business; (ii) make any loan, advance or extension of credit to, or investment in, any other person, corporation or other entity, excluding inter-company loans between the Borrower and the Guarantor, but including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower; or (iii) create or participate in the creation of any joint venture, except investments in: (a) bank repurchase agreements; (b) savings accounts or certificates of deposit in a financial institution of recognized standing; (c) obligations issued or fully guaranteed by the United States; and (d) prime commercial paper maturing within ninety (90) days of the date of acquisition by the Borrower.
5.10 Liquidation, Merger, Disposition of Assets. Neither the Borrower nor the Guarantor shall liquidate or dissolve, nor shall the Borrower merge with or into or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of any of the 2009 Facilities or the 2010 Facilities or its other properties, assets or businesses.
5.11 Receivables. The Borrower shall not discount or sell with recourse, or sell for less than the face amount thereof, any of its leases, notes or accounts receivable, whether now owned or hereafter acquired.
5.12 Contingent Liabilities by Borrower. The Borrower shall not guarantee or become a surety or otherwise contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure a creditor against loss) for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business.
5.13 Prohibition of Fundamental Changes/No Change in Ownership. Neither the Borrower nor the Guarantor shall liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower shall not enter into any transaction of merger, consolidation or amalgamation; convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of any of the 2009 Facilities or the 2010 Facilities; acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other evidences of beneficial ownership of, any person; make any change in the nature of its present business or its method of conducting its present business (except to the extent such change would not reasonably be expected to have a material adverse effect on the operations of the 2009 Facilities or the 2010 Facilities); or sell, transfer, or otherwise dispose of, or permit any party to sell, transfer or otherwise dispose of, any shares or membership interest in the Borrower; construct any new improvements or make any physical changes to any of the 2009 Facilities or the 2010 Facilities, costing in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in any calendar year for any one Facility and not more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate for all six (6) Facilities in any calendar year.

5.14 Dividends and Distributions by Borrower. Except as permitted by Section 5.2, above, the Borrower shall not declare any dividends on, make any distribution or payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares or membership interest in the Borrower, whether now or hereafter outstanding, or make any other distribution, either directly or indirectly, whether in cash, property or obligations in respect of, or on account of, or purchase or otherwise acquire, any shares or membership interest in the Borrower, whether now or hereafter outstanding, from any person (all such declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being herein called “restricted payments”).
5.15 Fiscal Year/Address. Borrower and Guarantor shall not change its fiscal year or, without thirty (30) days written notice to Bank, change its name or location of its principal place of business.
ARTICLE VI
AFFIRMATIVE COVENANTS
While any part of the principal of or interest on either or both Notes remains unpaid, the Borrower (and the Guarantor, only as to those specific items noted below) shall, unless waived in writing by the Bank:
6.1 Reporting Requirements. The Borrower and the Guarantor, as applicable, shall each submit to the Bank for calendar year 2010 and thereafter:
(a) audited annual consolidated financial statement of the Guarantor, prepared by a certified public accountant in accordance with GAAP, within ninety (90) days after the end of each fiscal or calendar year;
(b) true and complete copies of each quarterly Form 10-Q report filed by the Guarantor with the Securities and Exchange Commission (“SEC”), within five (5) business days after each filing with the SEC or reasonably equivalent information in a reasonably similar format, within forty-five (45) after the end of each calendar quarter, if the Guarantor is no longer required to file Form 10-Q;
(c) internally prepared quarterly property operating statements for each individual Facility, within thirty (30) days after the end of each quarter;
(d) a compliance certificate containing the appropriate calculations of the financial covenants required pursuant to Sections 5.1 to 5.3, above, and a statement certifying compliance with all terms of this 2010 Agreement, executed by the principal officer or managing member of the Borrower and the Guarantor, within ninety (90) days after the end of each calendar year;

(e) within thirty (30) days after the end of each quarter (together with the internally prepared quarterly property operating statements for each individual Facility required pursuant to Subsection 6.1(c), above), unless prohibited by the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) or any other applicable federal or state law regarding disclosure of patient personal health information, copies of all reports, notices, inquiries, surveys and correspondence received during the quarter by either the Borrower or the Guarantor (or any wholly-owned subsidiary of the Guarantor, as tenant of any Facility), from any federal, state or local governmental entity regarding operational compliance issues, other regulatory matters, delinquent taxes, delinquent filing of other required reports, building code violations, environmental or other property conditions, condemnation proceedings or any other matter, which would have a material adverse effect on the operation or condition of any of the Facilities (each a “Government Non-Compliance Communication”); to the extent that any individual Government Non-Compliance Communication has been completely resolved prior to the end of the quarter through the filing of requested documentation and/or the payment of Five Hundred and 00/100 Dollars ($500.00) or less, such Government Non-Compliance Communication shall be deemed immaterial and need not be disclosed; and
(f) any other information that the Bank may reasonably request from time to time relating to the financial condition, business, operation, and properties of the Borrower or the Guarantor.
6.2 Insurance. Borrower shall maintain for each Facility (on an individual or combined basis) and provide the Bank with evidence of the following:
(a) full replacement cost commercial property insurance insuring the 2009 Facilities and the 2010 Facilities and all other personal property, owned or leased by the Borrower and located at the 2009 Facilities and the 2010 Facilities, with the Bank named as loss payee, in a form reasonably acceptable to the Bank;
(b) commercial general liability insurance with coverage limits of not less than Five Million Dollars ($5,000,000.00) per occurrence, in a form reasonably acceptable to the Bank;
(c) worker’s compensation insurance coverage, as required by law; and
(d) any other insurance coverage as is customarily carried by businesses of the size and character of the business of the Borrower and as may be reasonably required by the Bank (including insurance required under the Collateral Documents) in amounts and coverage terms reasonably acceptable to the Bank.
While Borrower shall not be required to maintain loss of rents insurance for the 2009 Facilities or the 2010 Facilities, the 2009 Facilities Leases and the 2010 Facilities Leases shall provide that rent does not abate during any period of reconstruction. Guarantor (or any wholly-owned subsidiary of the Guarantor, as tenant) shall maintain business interruption insurance with coverage limits reasonably sufficient to cover the rental obligations to the Borrower under the 2009 Facilities Leases and the 2010 Facilities Leases during any period of reconstruction. All insurers shall be subject to the Bank’s reasonable approval. Each insurance policy shall be prepaid for a period of one (1) year from the policy inception date and shall provide that the coverage may not be canceled or terminated without at least thirty (30) days prior written notice of cancellation to the Bank. All commercial property insurance claims in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be adjusted or settled by the Borrower only with the prior written approval of Bank, which approval shall not be unreasonably withheld, conditioned or delayed, and all other insurance proceeds shall be settled by the Borrower and delivered to Borrower to be used as necessary for the repair of the applicable Facility or otherwise to compensate Borrower for its loss.
6.3 Legal Existence/Obligations. The Borrower and the Guarantor shall each do all things necessary to: (a) maintain its limited liability company or corporate existence and all rights and franchises necessary or desirable for the conduct of its business; (b) comply with all applicable laws, rules, regulations and ordinances, and all restrictions imposed by governmental authorities, including those relating to environmental standards and controls, except to the extent such failure to comply would not reasonably expected to have a material adverse effect on the operations of the 2009 Facilities or the 2010 Facilities; (c) comply in all respects with all agreements to which the Borrower and/or the Guarantor is bound, except to the extent such failure to comply would not reasonably be expected to have a material adverse effect on the operations of the 2009 Facilities or the 2010 Facilities; and (d) pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its property, financial condition or business operations, with adequate reserves provided for such payments.
6.4 Business Activities. The Borrower and the Guarantor (as to the 2009 Facilities and the 2010 Facilities only) shall each continue to carry on its respective business activities in substantially the manner such activities are conducted on the date of this 2010 Agreement and not make any material change in the nature of its business without the Bank’s prior written consent, which will not be unreasonably withheld, conditioned or delayed.
6.5 Facilities. Keep the 2009 Facilities and the 2010 Facilities and all personal property located at the 2009 Facilities or the 2010 Facilities in good condition, repair and working order (ordinary wear and tear and obsolescence excepted) and free from all liens, encumbrances and security interests other than Permitted Liens, and make or cause to be made from time to time all necessary repairs thereto (including external or structural repairs) and renewals and replacements thereof. Pay and discharge when due all taxes, assessments and other governmental charges upon all real and personal property as well as claims for labor and materials which, if unpaid, might become a lien or charge upon the 2009 Facilities or the 2010 Facilities; provided, that the Borrower and/or the Guarantor may pay special assessments in installments to the extent permitted by applicable law without being deemed past due; and provided further, that a tax, assessment, government charge or construction lien claim need not be paid as long as: (i) the Borrower and/or the Guarantor is contesting such payment in good faith by appropriate proceedings which will avoid foreclosure of liens securing such items; and (ii) in the case of a contest of a construction lien or if a judgment is issued in connection with any other contested matter, the Borrower and/or the Guarantor has deposited with the Bank or posted a bond in a sufficient amount in order to assure the prompt payment of the lien or judgment amount in the event that the Borrower is not ultimately successful in its contest. Comply with all provisions of the existing 2009 Facilities Leases and the 2010 Facilities Leases and any other leases for any part of the 2009 Facilities or the 2010 Facilities, all recorded private covenants, conditions and restrictions and all zoning ordinances and other laws and regulations applicable to each Facility, except to the extent such failure to comply would not reasonably be expected to have a material adverse effect on the operations of the 2009 Facilities or the 2010 Facilities.

6.6 Audits, Reviews, Meetings with Bank and Inspection of Records. The Borrower and the Guarantor shall permit the Bank to schedule and perform periodic (but not to exceed semi-annually) audits or reviews of the Borrower’s and the Guarantor’s financial records at the Borrower’s or the Guarantor’s principal place of business, at such times as are mutually agreeable to the parties, provided that the Bank shall not have the right to audit the Guarantor’s financial records so long as the Guarantor is being periodically audited by a reputable, independent third party auditor. The Borrower and the Bank shall further schedule meetings between the Borrower’s management and representatives of the Bank at the Borrowers’ principal place of business periodically, at such times as are mutually agreeable, for the purpose of reviewing the Borrower’s financial performance. The Borrower shall further permit representatives of the Bank to visit and inspect any of the properties and examine any of the books and records of the Borrower at any reasonable time, upon prior written notice to the Borrower, and as often as may be reasonably desired, and to contact any contractors and vendors of the Borrower and any other party with any contractual relationship with the Borrower and to take such other and further actions as they may reasonably deem necessary or appropriate to verify any matters referred to in, or contemplated by, this 2010 Agreement, provided however that the Bank shall not unreasonably interfere with the operations of the 2009 Facilities or the 2010 Facilities in the exercise of its rights under this Section 6.6.
6.7 Compliance with Laws. Timely comply with all applicable local, state and federal ordinances, statutes, laws or regulations, including but not limited to environmental laws, failure to comply with which would reasonably be expected to have a material adverse effect on the financial condition or business operations of the Borrower and the Guarantor or the operation of the 2009 Facilities or the 2010 Facilities.
6.8 Orders, Decrees and Other Documents. Provide to the Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by the Borrower or a cleanup, removal, remedial action, or other response by or on the part of the Borrower under any state or federal environmental laws or which seeks damages or civil, criminal or punitive penalties from the Borrower for an alleged violation of any ordinance, statute, law, regulation or common law, except to the extent such damages or penalties would not reasonably be expected to have a material adverse effect on the operation of the 2009 Facilities or the 2010 Facilities.
6.9 Agreement to Update. Advise the Bank in writing as soon as the Borrower becomes aware of any condition or circumstance, which makes the environmental warranties, contained in this 2010 Agreement or the Environmental Indemnity Agreement incomplete or inaccurate in any material respect.

ARTICLE VII
DEFAULTS
7.1 Defaults. The occurrence of one or more of the following shall constitute an “Event of Default”:
(a) the Borrower shall fail to pay any installment of principal and interest on either Note within ten (10) days after its due date;
(b) the Borrower or the Guarantor, as applicable, shall fail to deliver to the Bank any certificate, report or other document required by this 2010 Agreement or any of the Loan Documents by its due date and such failure is not remedied within fifteen (15) days after the date on which written notice thereof shall have been given to the Borrower or Guarantor, as applicable, by the Bank;
(c) the Borrower or the Guarantor, as applicable, shall default in the performance or observance of any agreement, covenant, condition, provision or term of this 2010 Agreement or any of the Loan Documents and such failure shall not be cured within thirty (30) days after the date on which notice thereof shall have been give to the Borrower or the Guarantor, as applicable, by the Bank;
(d) any representation or warranty made by the Borrower or the Guarantor, as applicable, in this 2010 Agreement or in any of the Loan Documents, or in any certificate delivered pursuant hereto, or in any financial statement delivered to the Bank hereunder, shall prove to have been false in any material respect as of the time when made or given;
(e) the Borrower shall: (i) fail to pay all or any part of the principal of or interest on any other indebtedness for borrowed money owed to any other lender as and when due and payable (whether at maturity, by acceleration or otherwise), unless such default is waived by the other lender; (ii) fail to pay any rent due under any lease or sublease, unless such default is waived by the lessor; or (iii) default in the performance or observance of any agreement, covenant, condition, provision or term of any other indebtedness for borrowed money, or under any lease or sublease, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations, unless such default is waived by the other lender or lessor;
(f) the Guarantor shall (i) fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any indebtedness of Guarantor for borrowed money, including but not limited to the indebtedness owed to GE Capital pursuant to the GE Capital Agreement or any indebtedness which refinances the GE Capital indebtedness, and such default shall not be cured within the period(s) of grace specified in the instruments governing such indebtedness, unless such default is waived by the lender or unless such default does not materially adversely affect the ability of the

Borrower and Guarantor to perform their obligations under this 2010 Agreement and the Guaranty; (ii) fail to pay any rent due under any material lease or sublease, unless such default is waived by the lessor or unless such default does not materially adversely affect the ability of the Borrower and Guarantor to perform their obligations under this 2010 Agreement and the Guaranty; or (iii) default in the performance or observance of any agreement, covenant, condition, provision or term of any indebtedness of Guarantor for borrowed money, or under any material lease or sublease, and such default shall not be cured within the period(s) of grace, if any, specified in the instruments governing such obligations, unless such default is waived by the lender or unless such default does not materially adversely affect the ability of the Borrower and Guarantor to perform their obligations under this 2010 Agreement and the Guaranty;
(g) a final judgment which, together with other outstanding final judgments against the Borrower exceeds an aggregate amount of Fifty Thousand Dollars ($50,000.00) shall be entered against the Borrower and shall remain outstanding and unsatisfied, un-bonded, un-stayed or uninsured after sixty (60) days from the date of entry thereof;
(h) a final judgment which, together with other outstanding final judgments against the Guarantor exceeds an aggregate amount of Five Million Dollars ($5,000,000.00) shall be entered against the Guarantor and shall remain outstanding and unsatisfied, un-bonded, un-stayed or uninsured after sixty (60) days from the date of entry thereof;
(i) the Borrower or the Guarantor shall: (i) become insolvent and such insolvency is not cured by the Borrower or the Guarantor, as applicable, within sixty (60) days; (ii) be unable, or admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code; (v) file an answer to a creditor’s petition (admitting the material allegations thereof) for liquidation, reorganization or to effect a plan or other arrangement with creditors and such proceeding is not dismissed within sixty (60) days; (vi) apply to a court for the appointment of a receiver for any of its assets and such proceeding is not dismissed within sixty (60) days; (vii) have a receiver appointed for any of its assets (with or without the consent of the Borrower or the Guarantor) and such proceeding is not dismissed within sixty (60) days; or (viii) otherwise become the subject of any insolvency proceedings and such proceeding is not dismissed within sixty (60) days; or
(j) this 2010 Agreement, the Notes and the Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect in all material respects, or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Borrower or the Guarantor, as applicable, or such party shall deny that it has any or further liability or obligation thereunder or hereunder, or should the Bank cease to have a perfected first priority security interest in any material portion of the Collateral pledged to Bank, except for Permitted Liens.

7.2 Termination of Loans and Acceleration of Obligations.
(a) In each case of any Event of Default under Section 7.1, the Bank may, without any further notice or demand to the Borrower, immediately declare the unpaid principal balance of either or both Notes payable to the Bank, together with all interest accrued thereon, and any other indebtedness or obligation of the Borrower to the Bank to be immediately due and payable; and the unpaid principal balance of, and the accrued interest on, the Notes shall thereupon be due and payable. Presentment, demand, protest and notice of acceleration, nonpayment and dishonor are hereby expressly waived.
(b) Upon any Event of Default, the Bank shall have all rights and remedies for default provided by this 2010 Agreement, the Notes and the Loan Documents and by the Uniform Commercial Code, as well as any other applicable law including, without limitation, the right to repossess, render unusable or dispose of collateral without judicial process which is hereby expressly waived by the Borrower. With respect to such rights and remedies:
(i) Assembling Collateral. The Bank may require the Borrower to assemble the Collateral covered by the 2009 Security Agreement and to make it available to Bank at any convenient place designated by the Bank, and the Borrower hereby consents to the entry of any injunctive order, or other appropriate equitable relief, compelling the Borrower to assemble such Collateral and to make it available to the Bank at such place. The Borrower waives any bond or undertaking, which might otherwise be required in connection with such relief. The Bank may enter the 2009 Facilities or the 2010 Facilities or any other premises of the Borrower or wherever the Collateral may be located, and keep and store the same on said premises without charge, until sold.
(ii) Collection and Handling of Receivables. The Bank may receive, open and dispose of all mail addressed to the Borrower and notify the post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and may endorse the name of the Borrower on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or pledges to the Borrower. The Bank may without notice to the Borrower, collect, by legal proceedings or otherwise, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, receivables or pledges to the Borrower or release the obligor thereon and release or impair the Collateral. Nothing in this 2010 Agreement shall be construed to constitute the Bank as the Borrower’s agent for any purpose. Absent willful misconduct, the Bank shall not be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the receivables or pledges or any instrument received in payment thereof or for any damages resulting therefrom.
(iii) Notice of Disposition of Collateral. Written notice, when required by law, sent to any address of the Borrower and Borrower’s Counsel in this 2010 Agreement, at least twenty (20) calendar days (counting the day of mailing) before the date of a proposed disposition of the Collateral is reasonable notice.
(iv) Protection and Preservation of Collateral. The Bank has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Absent reckless or willful misconduct, the Bank shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral regardless of the cause thereof.

(v) Expenses and Application of Proceeds. The Borrower shall reimburse the Bank for any reasonable expenses incurred by the Bank in protecting and enforcing its rights under this 2010 Agreement and the Collateral Documents including, without limitation, reasonable legal fees and expenses and all expenses of taking possession, holding, preparing for disposition and disposing of the Collateral. After deduction of such expenses, the Bank shall apply the proceeds of disposition to Borrower’s obligations hereunder, and to all of the Borrower’s other debts, obligations and liabilities secured hereby, in such order and amounts as the Bank elects.
(vi) Performance by Bank/Waiver. The Bank may, at its option, take any action, in the Borrower’s name or otherwise, as may be reasonably necessary or desirable to fully or partially remedy such default, including without limitation signing the Borrower’s name or paying any amount so required, and the cost shall be and treated for all purposes as an advance made by the Bank to the Borrower, or the Bank may permit the Borrower to remedy any default, each without waiving any other subsequent or prior default by the Borrower.
ARTICLE VIII
MISCELLANEOUS
8.1 Accounting Terms/Definitions. Except as otherwise provided, all accounting terms used herein shall be construed in accordance with GAAP consistently applied and consistent with those applied in the preparation of the financial statements referred to in Sections 4.3 and 6.1, and financial data submitted pursuant to this 2010 Agreement shall be prepared in accordance with such principles.
8.2 Expenses and Attorneys’ Fees. The Borrower and the Guarantor agree, whether or not the transaction hereby contemplated shall be consummated, to pay and hold the Bank harmless against liability for the payment of all out-of-pocket expenses arising in connection with the negotiation, consummation, administration, amendment and collection of this 2010 Agreement, the Notes and all Loan Documents, as amended, including the reasonable fees and expenses of the Bank’s counsel in connection with (a) the preparation and consummation of the transactions contemplated by this 2010 Agreement, plus expenses and (b) the administration of this 2010 Agreement, including all costs of collection. Notwithstanding the preceding sentence, if this transaction is not consummated solely due to the Bank’s failure to close, without fault of the Borrower or Guarantor, neither the Borrower nor the Guarantor shall be liable for the payment of the Bank’s expenses or attorney fees.

8.3 Successors. The provisions of this 2010 Agreement shall inure to the benefit of any holder of either Note, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. No delay on the part of the Bank or any holder of any Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies, which the Bank or any holder of either Note would otherwise have.
8.4 Survival. All agreements, representations and warranties made herein shall survive the execution of this 2010 Agreement, the making of the Loans hereunder and the execution and delivery of the Notes until all amounts due hereunder have been paid in full (except as provided in Section 8.8 below).
8.5 GOVERNING LAW. THIS 2010 AGREEMENT, THE REPLACEMENT 2009 NOTE, THE 2010 NOTE, THE COLLATERAL DOCUMENTS AND ALL LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF IOWA, INDIANA AND/OR WISCONSIN, AS APPLICABLE (AND, IF NOT MANDATORY, AS ELECTED BY THE BANK), EXCEPT TO THE EXTENT SUPERSEDED BY FEDERAL LAW. AS A MATERIAL INDUCEMENT TO BANK TO ENTER INTO THIS 2010 AGREEMENT, THE BORROWER IRREVOCABLY AGREES THAT ANY AND ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS 2010 AGREEMENT, THE REPLACEMENT 2009 NOTE, THE 2010 NOTE, THE COLLATERAL DOCUMENTS OR ANY LOAN DOCUMENT, MAY BE LITIGATED IN COURTS WITHIN: (A) MILWAUKEE, WISCONSIN WHERE THE BANK’S PRINCIPAL PLACE OF BUSINESS IS LOCATED; OR (B) THE APPLICABLE COUNTY IN WISCONSIN, IOWA OR INDIANA WHERE THE APPLICABLE FACILITY IS LOCATED. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ANY OF THESE PLACES.
8.6 Entire Agreement/Severability. This 2010 Agreement and the other Loan Documents executed contemporaneously herewith constitute the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith. Invalidity of any provision of this 2010 Agreement shall not affect the validity of any other provisions.
8.7 WAIVER OF RIGHT TO TRIAL BY JURY. THE BANK AND THE BORROWER HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON OR ARISING OUT OF OR IN CONNECTION WITH THIS 2010 AGREEMENT OR ANY LOAN DOCUMENT OR OTHER AGREEMENT CONTEMPLATED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO ENTER INTO THIS 2010 AGREEMENT.

8.8 Indemnification.
(a) The Borrower and the Guarantor jointly and severally agree to indemnify and hold harmless the Bank, its directors, employees and agents, from and against any and all claims, actions, suits, losses, liabilities, damages and expenses of every nature and character, except those arising from the Bank’s reckless or willful misconduct or as set forth in Section 8.2, above, including reasonable attorneys’ fees and expenses which at any time may be incurred by or asserted against any of them in connection with or arising out of this 2010 Agreement, the Notes, the Collateral Documents or any Loan Document, or arising out of the entering into, documentation, amendment or performance of the transactions contemplated hereby.
(b) If after receipt of any payment of all or any part of any obligation of the Borrower, the Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff or a diversion of trust funds, or for any other reason, this 2010 Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered.
(c) The provisions of this Section 8.8 shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under this 2010 Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 8.8 shall survive the termination of this 2010 Agreement.
8.9 Notice of Breach by Bank. The Borrower agrees to give the Bank written notice of and a reasonable opportunity to cure any action or inaction by the Bank or any agent or attorney of the Bank in connection with this 2010 Agreement or the obligations that may be actionable against the Bank or any agent or attorney of the Bank or a defense to payment of the obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. No such claim, defense or event currently exists.
8.10 Counterparts. This 2010 Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.
8.11 Participations. The Borrower agrees that the Bank may, at its option, sell to a financing institution or any other party (except a direct competitor of the Borrower or the Guarantor, prior to any Event of Default) interests in the Loan and the Borrower’s obligations pursuant to the Loan Documents and, in connection with each such sale, and thereafter, disclose to the purchaser of each such interest, financial and other information concerning the Borrower.

8.12 Notices. All communications or notices required under this 2010 Agreement shall be deemed to have been given on the date when shall be deemed to have been received when personally delivered, mailed by registered or certified mail, with return receipt requested, or by fax or e-mail (provided the original is mailed within two (2) days of the fax or e-mail transmission) to the addresses shown below (unless and until any of such parties advises the other in writing of a change in such address):
(a)	If to the Borrower:
ALC, Three, LLC
c/o Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Attn: Chief Financial Officer
Fax: 262-257-8999
E-Mail: jbuono@alcco.com
With a copy to:
Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Attn: General Counsel
Fax: 262-257-8901
E-Mail: efonstad@alcco.com
(b)	If to the Bank:
TCF National Bank
500 West Brown Deer Road
P.O. Box 170708
Milwaukee, Wisconsin 53217
Attn: Anthony J. Laszewski
Fax: 414-351-8694
E-mail: tlaszews@tcfbank.com
With a copy to:
O’Neil, Cannon, Hollman, DeJong & Laing S.C.
111 E. Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202-4870
Attn: Claude J. Krawczyk
Fax: 414-276-6581
E-mail: claude.krawczyk@wilaw.com

Executed as of the Effective Date.

BORROWER:

ALC THREE, LLC, a Wisconsin limited liability company

By:	/s/ John Buono John Buono, Treasurer

GUARANTOR:

ASSISTED LIVING CONCEPTS, INC., a Nevada corporation

By:	/s/ John Buono John Buono, Senior Vice President, Chief Financial Officer, Treasurer

TCF NATIONAL BANK, a national banking association

BY:	/s/ Anthony J. Laszewski Anthony J. Laszewski, Vice President